Exhibit (a)(1)(i)

AIRNET COMMUNICATIONS CORPORATION

OFFER TO AMEND ELIGIBLE OUTSTANDING STOCK OPTIONS

The Offer and your participation and withdrawal rights expire at 5:00 p.m., Eastern time,

on Thursday, December 29, 2005 (unless the Offer is extended).

As more fully described in the attached disclosure document for the Offer to Amend Eligible Outstanding Stock Options (the “Offering Memorandum”), AirNet Communications Corporation is offering to amend, at your election, all of your outstanding stock options to purchase shares of our common stock that were granted under our Amended and Restated 1999 Equity Incentive Plan, and that (a) were granted to eligible optionholders after August 1, 2003, (b) have an exercise price of either $0.10 or $1.10 per share, (c) vest or vested after December 31, 2004 and (d) are still outstanding on the date the Offer expires (the “Eligible Options”). Terms that are underlined in this introduction are used throughout this Offer to Amend Eligible Outstanding Stock Options, and are summarized and defined beginning on page 1 of the “Summary: Frequently Asked Questions” contained in this Offering Memorandum.

If you accept the Offer, we intend to execute an amendment and restatement to your option agreement for the Eligible Options the business day after the Offer expires or as soon as practicable thereafter. You will have a choice of two different amended and restated option agreements, which choice relates to the events that will trigger your ability to exercise your Amended Options, and which is described in more detail in this document. If you participate in this offering, your option agreement as amended and restated (the “Amended Options”) will cover the same number of shares as the Eligible Options you amend. Likewise, the Amended Options will have the same exercise price as the existing Eligible Options. However, the Amended Options will not be exercisable immediately and will have a different termination date. Specifically, the Amended Options will not become exercisable until the occurrence of one of a number of permissible distribution dates (death, disability, separation from service, unforeseeable financial circumstances, change in control, and if so elected by you, a date certain of March 15, 2011). Such options will be subject to expiration depending on the distribution date but, except for a distribution date on March 15, 2011 that will be subject to a limited exercise period prior to expiration, the Amended Options expire no later within 2 1/2 months after the end of the calendar year in which the distribution date occurs.

The Offer is being made to permit eligible employees to address the potential adverse tax consequences associated with the vesting of their Eligible Options in 2005 under Section 409A of the Internal Revenue Code (the “Code”), which was enacted as part of the American Jobs Creation Act of 2004, by amending such options with terms that we believe should not trigger similar adverse tax treatment. However, you should note that such treatment is not entirely free from doubt. See Section 3, “Purpose of the Offer; Additional Grants; Extraordinary Transactions; No Recommendation” beginning on page 20 and Section 10, “U.S. Federal Income Tax Consequences” beginning on page 27.

Stock options that vested in 2004 that were granted at the same time as the Eligible Options are exempted or “grandfathered” under Section 409A and therefore such options (which we refer to as “Grandfathered Options”) are not subject to this Offer and will not be affected by any amendment to your Eligible Options. However, if you tender your Eligible Options, you will receive a separate restated option agreement for your Grandfathered Options that separates it from your Amended Options but which does not materially change the terms and conditions of the Grandfathered Options. Options that have already been exercised are not eligible for the Offer.

All optionees who are employees (including officers) or directors of AirNet are eligible to participate in the option amendment program. The option amendment program will be effected on the terms and subject to the conditions described in this Offering Memorandum.

You are not required to tender any of your Eligible Options for amendment. However, if you tender any of your Eligible Options for amendment, you must tender all Eligible Options that you hold. Before deciding whether to tender your options for amendment, you should carefully review this Offering Memorandum and the accompanying Election Form (Attachment A), form of Notice of Change of Election (Attachment B) and Amended and Restated Option Agreement(s) (Attachments C-1, C-2 and C-3) (collectively, the “Offer”), and the information on AirNet’s business and financial status to which we refer you in this Offering Memorandum. Neither we nor our board of directors makes any recommendation as to whether you should tender, or refrain from tendering, your options.

You must decide, together with your own legal, financial or other advisors, whether or not to tender your options for amendment.

We are not making the Offer to, and we will not accept any tender of options for amendment from, optionees in any jurisdiction in which the Offer or the acceptance of tendered options would be unlawful. At our discretion, however, we may take any actions necessary to enable us to make the Offer to optionees in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender, or refrain from tendering, your options for amendment pursuant to the Offer. You should rely only on the information contained in this Offering Memorandum, the accompanying form documents and the information to which we refer you. We have not authorized anyone to give you any information or to make any representation in connection with the Offer that is different from the information and representations contained in this Offering Memorandum and the accompanying form documents, and you should not rely on any such recommendation, representation or information as having been authorized by us.

We must receive all required tender documents no later than 5:00 p.m., Eastern time, on Thursday, December 29, 2005 (or, if we extend the Offer, no later than 5:00 p.m., Eastern time, on the last day of the extended Offer period). You may not tender options for amendment, or change a previous election to tender options for amendment, after this time.

OFFERING MEMORANDUM

FOR

OFFER TO AMEND ELIGIBLE OUTSTANDING STOCK OPTIONS

Summary: Frequently Asked Questions

This section summarizes, in question-and-answer format, the material terms of the Offer. The complete description of the Offer begins on page 16 of this Offering Memorandum. Because this summary does not contain all of the information you should consider in deciding whether to accept the Offer, you should read carefully the remainder of this Offering Memorandum and the accompanying Election Form, Notice of Change of Election and Forms of Amended and Restated Option Agreements, as well as the information to which we refer you. The Offer is made subject to the terms and conditions of these documents, as they may be amended. We have included page numbers to refer you to a more detailed discussion contained elsewhere this Offering Memorandum.

General Questions About the Offer and the Option Amendment Program

•	What is the Offer?

We are offering to amend eligible stock options to purchase shares of AirNet common stock that were outstanding before the commencement of the Offer. Subject to the terms and conditions of the Offer, we will execute an amendment to your existing option agreement covering Eligible Options as of the business day after the date of the expiration of the Offer, or as soon as possible thereafter (the “Amendment Date”). The following is a brief summary of the terms of the Offer:

•	Eligible Options: All outstanding options to purchase AirNet common stock granted under AirNet’s 1999 Equity Incentive Plan, as amended (the “Plan”) that (a) were granted to eligible optionholders after August 1, 2003, (b) have an exercise price of either $0.10 or $1.10 per share, (c) vest or vested after December 31, 2004 and (d) are still outstanding at the date the Offer expires (the “Eligible Options”). (Section 1, Pages 16-17) Each Eligible Option has an exercise price of either $0.10 or $1.10 per share following adjustment as a result of our reverse stock split in December 2004. Options that were granted at the same time as Eligible Options and that vested in calendar year 2004 (the “Grandfathered Options”) are not eligible for the Offer and will not be affected by your decision to amend your Eligible Options, other than being reflected in a separate, restated option agreement. Options that have already been exercised are also not eligible for the Offer.

Any portion of an option grant that is subject to a domestic relations order (or comparable legal document arising due to the end of a marriage) that is beneficially owned by a person who is not an employee, including part-time employees and officers, or a director of AirNet is not eligible to be exchanged in the Offer.

•	Eligible Optionees: Employees (including officers) and directors of AirNet as of November 30, 2005 who have a Service Status with us on the Amendment Date. (Section 1, Page 17)

•	Number of Options and Exercise Price: If you participate in the Offer, you will have the same number of options after the Offer as before, with the same exercise price as before. (Section 2, Pages 17-18)

•	Exercise and Termination of Amended Options: The amended option will have the same material terms and conditions as it did prior to the amendment, including the same exercise price, except that such options will become exercisable only upon the earliest of any of the following (which we call a “Permissible Distribution Date”):

•	termination of employment for any reason, including resignation

•	a change in control as defined under Section 409A of the Code

•	death

•	disability as defined by Section 409A of the Code

•	unforeseeable emergency, as defined by Section 409A of the Code

•	and, if so elected by you, a date certain which is March 15, 2011.

If your Amended Options become exercisable for any of the first five reasons described in the list above, they will terminate on March 15 of the calendar year following the year in which they become exercisable. If you choose for your Amended Options to become exercisable upon the occurrence of the sixth event in the list above, the “date certain”, and your Amended Option becomes exercisable on that date, then it will need to be exercised on that date (provided, that if exercise on that date is determined not to be administratively feasible, then it will need to be exercised no later than 10 days after that date, or March 25, 2011). In any event, the Amended Option would need to be exercised prior to the applicable termination date, or you will not be able to exercise it at all. Where applicable, the compensation committee of AirNet’s Board of Directors will have discretion to determine when, whether and (where applicable) to what extent one of the events above has occurred. (Section 2, Pages 17-20)

•	Summary of Terms Used in the Offer

Amendment Date	The date on which AirNet amends your option agreement(s), which will be the business day after the Expiration Time (or as soon as practicable thereafter).

Business Day	Any day other than Saturday, Sunday or a federal holiday.

Code	The Internal Revenue Code of 1986, as amended.

Expiration Time	The time before which options must be tendered for amendment in order to participate in the option amendment program, which is 5:00 p.m., Eastern time, on Thursday, December 29, 2005 (or, if the Offer is extended, 5:00 p.m., Eastern time on the last day of the extended Offer period).

Fair Market Value	The average of the high and low sales prices of a shares of our common stock, as reported on the Nasdaq National Market.

NSO	Nonqualified stock option.

Offer	Offering Memorandum, Election Form, Notice of Change of Election and Amended and Restated Stock Option Agreements.

Offering Memorandum	This disclosure document for the Offer to Amend Eligible Outstanding Stock Options.

Plan	Our Amended and Restated 1999 Equity Incentive Plan.

SEC	The Securities and Exchange Commission.

Service Status	Your relationship as an employee, including a part-time employee or officer, or director of AirNet.

•	Why is AirNet making the Offer?

In 2004, the American Jobs Creation Act added Section 409A of the Internal Revenue Code (the “Code”). Section 409A regulates all forms of deferred compensation, which includes non-qualified stock options granted at less than fair market value, and imposes election and distribution requirements on all such arrangements. Pertinent to a non-qualified discounted option is the fact that there are now statutory limitations on when such options can vest and be exercised. The new requirements apply only to discounted options that vest on or after January 1, 2005. Holders of options that are affected by this new tax provision face potentially adverse tax consequences, including penalties, upon vesting of those options. (Section 10, Pages 27-28).

This voluntary option amendment program will allow eligible optionees to amend their non-qualified discounted options that vest or vested after December 31, 2004, in order to provide terms under those options that should avoid many of the adverse consequences of Section 409A. In addition, in order to comply with the requirements of Section 409A and preserve the treatment of discounted options vesting prior to December 31, 2004, which were grandfathered under Section 409A, we will amend and/or restate all Eligible Options and the grandfathered options included in the same grant by providing two separate option agreements (one for grandfathered and one for non-grandfathered options) which, in the aggregate, equal the number of options in the original option grant. (Section 3, Pages 20-22 and Section 10, Pages 27-28)

•	Why am I receiving this Offering Memorandum?

When we offer to amend your existing options (or any other securities) in a way that would result in a material modification to those securities, the Securities and Exchange Commission may take the position that we are offering new securities to you in exchange for your existing securities (or, put differently, that we are asking you to tender your existing options to us). For this reason, we are making certain filings with the SEC and providing you with the disclosures contained in this Offering Memorandum. We also occasionally refer in this document to you “tendering” your eligible options for amendment, by which we mean you deliver a notice of your election to amend your options to us for acceptance upon expiration of the Offer.

•	Who is eligible to participate?

Eligible optionees include all optionees who are employees (both full and part time, and including officers) or directors of AirNet on the date the Offer commences. (Section 1, Pages 16-17)

•	How does the option amendment program work?

If you are an eligible optionee who wishes to participate in the Offer, you must make a voluntary election to amend all of your eligible options before 5:00 p.m., Eastern time, on Thursday, December 29, 2005 (or, if the Offer is extended, on or before 5:00 p.m., Eastern time, on the last day of the extended Offer period) (the “Expiration Time”). Your election to tender your options for amendment, if not validly withdrawn before the Expiration Time, will be irrevocable after that time. Eligible options that you validly elect to amend will be amended with effect from and after the Amendment Date. On the Amendment Date, we will execute and return to you, for each option that you elect to amend, an amended and restated option agreement to purchase the same number of shares of our common stock, with the additional terms described in this Offering Memorandum, so long as you have a Service Status on the Amendment Date. The terms and conditions of the amended option will be as set forth in the form of amended and restated stock option you choose (either with or without a triggering event occurring on March 15, 2011), which we will provide to you as soon as practicable after the Amendment Date. We will also provide you with a new option agreement for your Grandfathered Options.

•	What do I need to do to participate in the Offer?

To tender your eligible options for amendment, you must

•	complete, sign and date an Election Form (making sure to mark whether you elect to choose triggering events that include March 15, 2011 as a date certain or triggering events that do not include such date certain) and ensure that we receive it, together with any other required documents, before the Expiration Time which is currently expected to be 5:00 p.m., Eastern time, on December 29, 2005 and

•	deliver the required documents to us in one of the following ways: you may hand-deliver them to Stuart Dawley, our Vice President and General Counsel, and obtain a written receipt; send them by fax to (321) 676-9914 and obtain a fax confirmation; or send them by registered mail (signature at delivery required) or overnight courier (signature at delivery required) to:

Stuart P. Dawley

Vice President, General Counsel and Secretary

AirNet Communications Corporation

3950 Dow Road

Melbourne, FL 32934

Phone: (321) 984-1990

If we do not receive your complete and correct Election Form and other required documents before the Expiration Time, you will not be able to amend your options. We will determine, in our discretion, all questions and interpretations as to the Election Form and other documents, and the validity, eligibility (including time of receipt) and acceptance of elections to amend your options. (Section 4, Pages 22-24)

Questions About Alternatives to the Option Exchange Program

•	Why can’t AirNet just grant me additional stock options?

If we simply grant additional options to you, the existing options that were granted in 2003 and vest or vested after December 31, 2004 would still raise the same negative tax implications under Section 409A of the Code as they do now. In addition, because we have a large number of options currently outstanding, if we simply granted additional options to all of the optionees, the exercise of those additional options could cause excessive stockholder dilution and negatively affect our future earnings per share.

•	May I exchange the shares of AirNet common stock I currently hold from exercising options in the past?

No. The Offer relates only to certain outstanding options to purchase AirNet common stock. You may not exchange shares of AirNet common stock in the Offer.

Questions About Options Submitted for Amendment

•	Must I participate in the Offer?

No. You are not required to participate in the Offer because participation in the Offer is completely voluntary. However, if you participate in the Offer, you must amend all eligible options you hold. (Section 1, Page 16)

•	May I elect to amend a portion of my eligible options?

No. If you accept the Offer, you may not elect to tender some of your eligible options for amendment and keep some of your eligible options on their existing terms. If you tender any options, you must tender all options that were granted under our Plan after August 1, 2003, which vest or vested pursuant to their terms after December 31, 2004 and which are outstanding at the Expiration Time. (Section 1, Pages 16-17)

•	May I amend only a portion of an option that I have not exercised?

No. You must amend all eligible options you hold.

•	May I elect to have some of my options amended to permit exercise upon the occurrence of events that include a “date certain” and some to permit exercise upon events that do not include a date certain?

No. We are giving you the choice of including a date certain (March 15, 2011) in the list of events that will trigger the exercisability of the Amended Options. However, your choice must apply to all of your Eligible Options.

•	May I amend options that are not eligible options?

No. You may amend only eligible options you hold, and must amend all eligible options you hold if you amend any of them.

•	Will my options that are not eligible options be affected if I amend my eligible options?

No. Only eligible options will be affected. All of your eligible options must be exchanged if you exchange any of your eligible options. The portions of your grants which vested in calendar year 2004 are not eligible for amendment because they were “grandfathered” under Section 409A of the Code and do not raise the same tax issues to you that the options vesting in 2005 (or later) from the same grant date raise. If you amend your option agreement, it will not affect those options which vested in 2004. However, in order to preserve the treatment any portion of a grant of a discounted option which vested on or prior to December 31, 2004, the grandfathered option will be segregated pursuant to a new amended and restated stock option agreement. If you elect to amend your agreement for Eligible Options, although the terms and conditions of grandfathered options will not be impacted, it will be necessary to bifurcate, or separate, the original option grant into two separate agreements – one for the grandfathered options, the other for Eligible Options. Each will retain the original exercise price and, in the aggregate, will equal the number of options granted to an eligible optionholder in the original grant.

•	May I amend the remaining portion of an option that I have already partially exercised?

Yes. You may tender for amendment the remaining portion of an eligible option that you have partially exercised. If you wish to tender any of the remaining portion of an eligible option that you have partially exercised, you must tender the entire remaining portion of the eligible option and all other eligible options. (Section 1, Page 16)

•	May I choose which options to tender, if I have multiple options?

No. You must amend all or none of your eligible options unless an option grant is covered by a domestic relations order (or comparable legal document as the result of the end of a marriage). (See next question and answer; Section 1, Page 16-17)

Your election to amend or hold your options is entirely at your discretion. We currently expect to deliver executed amendments to option agreements for properly tendered elections on or about Friday, December 30, 2005. (Section 1, Page 17)

•	What if one or more of my option grants are subject to a domestic relations or similar order?

If you are an eligible optionee, you may only elect to amend the eligible options that you beneficially own. For example, if you hold an option grant to purchase 1,000 shares that is subject to a domestic relations or similar order, 200 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 800 shares, then you may elect to amend the option grant that you beneficially own covering the outstanding 300 shares, or you may elect not to amend that option grant at all. This is your only choice with respect to this option grant. Any portion beneficially owned by a person who is not our employee may not be amended in the Offer (even if legal title to that portion of the option grant is held by you and you are an eligible employee). (Section 1, Pages 16-17)

•	If I elect to accept the Offer, what will happen to my options?

If you accept the Offer and elect to participate in the option amendment program, on the Amendment Date we will execute and deliver an amendment to the option agreement for any option(s) that you have tendered for amendment and we have accepted. We will also deliver a restated option agreement covering the Grandfathered Options that were granted to you at the same time as the Eligible Options. The Grandfathered Options will have substantially the same terms and conditions as they did originally. (Section 6, Page 24-25)

Questions About Amended Options

•	How many shares will be subject to the amended option?

As described above, the number of amended options you will hold upon amendment of your eligible options will be the same as the number of options being replaced. (Section 2, Pages 17-18)

•	What will be the terms of the amended option?

The amended option will be governed by the terms and conditions of the AirNet Amended and Restated 1999 Equity Incentive Plan, the same Plan which governs the terms of the replaced options, pursuant to an amended stock option agreement between you and us. The terms of the amended option will be the same as the terms of the option it replaces, except for the important changes to the exercisability of the options and their termination provisions described below. (Section 2, Pages 17-20)

•	When will the amended option be exercisable?

The amended options will become exercisable upon the earliest of any of the following (which we call a “Permissible Distribution Date”):

•	termination of employment for any reason, including resignation

•	a change in control as defined under Section 409A of the Code

•	death

•	disability as defined by Section 409A of the Code

•	unforeseeable emergency as defined by Section 409A of the Code

•	and, if so elected by you, a date certain which is March 15, 2011.

You will need to choose (and make an election on the Notice of Election you deliver to AirNet if you participate in the Offer) whether or not you want the “date certain” of March 15, 2011 to be a triggering event for you.

If your Amended Options become exersisable for any of the first five reasons described in the list above, they will terminate on March 15 of the calendar year following the year in which they become exercisable. If you choose for your Amended Options to include the sixth triggering event in the list above, the “date certain”, and your Amended Option becomes exercisable on that date, then it will need to be exercised on that date (provided, that if exercise on that date is determined not to be administratively feasible, then it will need to be exercised no later than 10 days after that date, or March 25, 2011). In any event, the Amended Option would need to be exercised prior to the applicable termination date, or you will not be able to exercise it at all.

The specific meaning of some of the terms above (such as disability or unforeseeable emergency) is discussed in more detail in Section 2, Terms of Amended Options. In the event of an unforeseeable emergency, Amended Options will be exercisable only to the extent deemed necessary to address the need created by the emergency, which is also described in more detail in Section 2. The compensation committee of AirNet’s Board of Directors will have discretion to determine when, whether and (where applicable) to what extent one or more of the events described above has occurred. (Section 2, Pages 17-20)

•	What will be the exercise price of the amended option?

The exercise price of the amended option will be the same as the exercise price of the replaced option, which is either $0.10 or $1.10 per share, depending on when the option was granted. This exercise price gives effect to the adjustment required in connection with our December 2004 reverse stock split. The Amendment Date is currently expected to be December 30, 2005, assuming we do not extend the Offer. (Section 2, Page 18)

•	Is there any reason why I would not receive amended options?

The Amendment Date is currently expected to be December 30, 2005, assuming we do not extend the Offer. If, for any reason, you are not our employee on the Amendment Date, you will not receive any amended options. This could happen if your employment with AirNet terminates on or before the Amendment Date. If your employment with us terminates prior to the Amendment Date, you will automatically be deemed to have revoked any election you made to amend your eligible options, and will continue to hold your eligible options subject to their terms. Termination of your status as an employee includes, without limitation, the termination of your employment relationship with us, including termination without cause or with good reason and termination as a result of death or disability, regardless of whether the change is effected by you or by us. Unless expressly provided otherwise by law, your employment with AirNet will remain “at-will” regardless of your participation in the Offer and can be terminated by you or us at any time. (Section 1, Page 17)

•	Will the amendment to the options change the tax classification of the options?

No. The options eligible for amendment under this Offer are currently treated as NSOs for federal income tax purposes and any options amended pursuant to the terms of this Offer will continue to be treated as NSOs for federal income tax purposes. (Section 10, Pages 27-28)

•	Will directors and executive officers who participate in the option amendment program receive the same form of amended options for employees?

Not all of them. Independent directors who have been granted stock options under our Plan with terms that implicate Section 409A of the Code, and executive officers of AirNet, are each eligible to participate in the Offer, since they face the same tax issues as other employees of AirNet under the new tax regulations. The directors hold slightly different forms of option agreements, however, and Glenn Ehley, AirNet’s Chief Executive Officer and a member of the Board of Directors, received his 2003 grant under a separate agreement. The forms of amended option agreements that they would sign if they participate in the Offer will be amendments to their existing agreements, and that will be reflected in the form of amendment, if any, that they sign. Those forms are not attached to this Offering Memorandum, but AirNet anticipates filing those forms as exhibits to its SEC filings when appropriate.

Questions About Participation in the Offer

•	What is the deadline to tender options for amendment, and what will happen if I do not turn in my Election Form by the deadline?

The deadline to tender options for amendment is the Expiration Time, 5:00 p.m., Eastern time, on Thursday, December 29, 2005 or such later time as we extend the Offer. We must receive your completed and signed Election Form(s) and any other required documents before the Expiration Time. We may, in our discretion, extend the Offer at any time, but we cannot guarantee that the Offer will be extended and, if extended, for how long. If we do not receive your documents before the Expiration Time, you will not be able to participate in the option amendment program. All options you currently hold will remain intact, with their current exercise price, vesting schedule and other terms. (Section 1, Pages 16-17)

We reserve the right to reject any tendered election to amend options, including those submitted on Election Forms that we determine are not in the appropriate form (for example, those that do not contain all of the requested information or that contain incorrect or incomplete information) or that we determine are unlawful to accept. Otherwise, we plan to accept all properly and timely submitted elections to amend that are not validly withdrawn by the optionee before the Expiration Time. (Section 4, Pages 22-23)

•	If I participate in the Offer, when will my current options be amended?

Eligible options that we accept for amendment under the Offer will be amended within one business day after the Expiration Time, or as soon as practicable thereafter. We will deliver an amended and restated option agreement, together with the restated option agreement covering your grandfathered options, to you at that time or as soon as practicable thereafter. (Section 6, Page 25)

•	May I withdraw or change my previous election to amend?

You may withdraw a previously tendered election to amend of all your eligible options at any time before the Expiration Time. To do so, you must deliver to us before the Expiration Time, using hand delivery, fax, registered mail or overnight courier as described above, a completed Notice of Change of Election, in which you will specify that you elect to withdraw all of your eligible options from the amendment program and decline the Offer in its entirety. If you properly submit a Notice of Change of Election, your previously submitted Election Form will be disregarded to the extent specified in the Notice of Change of Election, and you will be deemed to have withdrawn all of your options and declined to participate in the option amendment program. If your Notice of Change of Election does not list an option that you had previously listed on an Election Form, you will be deemed to have withdrawn your tender of that option and may re-tender that option only by again following the election procedures described above. (Section 5, Page 24)

•	Am I eligible to receive options in the future if I participate in the Offer?

Any additional option grant(s) to you after the Amendment Date will be made at the sole discretion of our board of directors. (Section 3, Page 21)

Questions About Deciding Whether to Participate in the Offer

•	How should I decide whether or not to participate in the option amendment program?

We understand that this will be a challenging decision for many optionees. If you participate in the Offer, you will in essence be exchanging some of your existing vested and exercisable options for amended options that have not yet become exercisable. The options you will amend currently have an exercise price less than the fair market value of the underlying shares. You could currently exercise those options and (subject to any applicable internal company trading restrictions or windows) you may be able to sell the underlying shares at prices that are currently higher than the exercise price of the options. However, you should recognize also the tax consequences of not participating in the Offer. Under Section 409A of the Code, if you do not accept the Offer, you will recognize taxable income at the time such options are not subject to a substantial risk of forfeiture (for example, when such options vest) and recognize additional income until such options are exercised. Such income would be taxable as ordinary income and would be subject to a 20% penalty, an interest charge and applicable withholding and employment taxes. We believe that by accepting the Offer, taxable income would not be recognized by you until the time the amended options vest and become exercisable (with potential additional tax consequences on exercise) and such income would be subject to applicable withholding and employment taxes, but would not be subject to the 20% penalty or the interest charge. However, such treatment is not clear from doubt. At this time, there is very little guidance from the Treasury Department and the Internal Revenue Service on how Section 409A of the Code applies to options such as those being amended pursuant to Offer. We believe that we have complied in good faith with the guidance issued to date by the Treasury Department and the Internal Revenue Service with respect to amending the options subject to the Offer to avoid the adverse tax consequences of Section 409A of the Code. Guidance issued after the date of this Offer or a determination by the Internal Revenue Service could provide that the amended options do not avoid such adverse tax consequences. (Section 10, Pages 27-28) We are making this Offer in an effort to provide eligible optionholders with an option we believe should enable them to avoid the adverse tax consequences of the new Section 409A provisions, which were enacted after the original grant date of the affected options. However, your participation is entirely voluntarily. You must therefore make your own decision whether to participate, which will depend largely on your assumptions about the tax implications to you of holding onto your options in their current form, the future performance of our business, the future economic and equity market environments in the United States and worldwide, your continued relationship with AirNet, and other factors of personal importance to you.

If you participate, you will need to make the further decision of whether you want the “date certain” of March 15, 2011 to be one of the events that would permit the exercise of the Amended Option.

Before deciding whether to tender your options for amendment, we recommend that you consult with your personal legal, financial and tax advisors and carefully review the information regarding the Offer and our business and financial condition that we have provided or to which we refer you.

•	What risk should I consider in deciding whether to amend my eligible options?

Tendering your options for amendment does involve some risks. In particular, if you amend your eligible options, you will change the exercise and termination terms of those options and, in effect, replace some of your existing options that have already vested with amended options that have not yet become exercisable and that may not become exercisable for the foreseeable future. In amending your eligible options, you should consider this risk as well as the risks that are part of our business. You should carefully consider these risk factors and the risk factors relating to our business and financial condition described on pages 11 though 15 of this Offering Memorandum. In addition, you should carefully review the information about us in our SEC reports.

•	What are the tax consequences of my participation in the Offer?

This section discusses only U.S. federal income tax consequences of the Offer.

We believe that the amendment of the options pursuant to the terms of the Offer will not be treated as a taxable event for U.S. federal income tax purposes. This means that, at the time your options are amended, you will not recognize taxable income.

Because your eligible options were issued with an exercise price lower than the fair market value of the underlying shares at the time of grant and such options were not vested prior to January 1, 2005, such options are subject to Section 409A, a new provision of the Code enacted in October 2004. Section 409A of the Code generally provides you will recognize taxable income at the time such options are not subject to a substantial risk of forfeiture (for example, when such options vest) and recognize additional income until such options are exercised. Such income would be taxable as ordinary income and would be subject to a 20% penalty, an interest charge and applicable withholding and employment taxes. We believe that by accepting the Offer, taxable income would not be recognized by you until the time the amended options vest and become exercisable (with potential additional tax consequences on exercise) and such income would be subject to applicable withholding and employment taxes, but would not be subject to the 20% penalty or the interest charge. However, such treatment is not clear from doubt. At this time, there is very little guidance from the Treasury Department and the Internal Revenue Service how Section 409A of the Code applies to options such as those amended pursuant to Offer. We believe that we have complied in good faith with the guidance issued to date by the Treasury Department and the Internal Revenue Service with respect to amending the options subject to the Offer to avoid the adverse tax consequences of Section 409A of the Code. Guidance issued after the date of this Offer or a determination by the Internal Revenue Service could provide that the amended options do not avoid such adverse tax consequences. (Section 10, Pages 27-28)

We recommend that you consult with your own tax advisor to determine the tax consequences of the Offer applicable to your particular situation. You may be subject to tax other than U.S. federal income tax.

•	Are there any conditions to the Offer?

The Offer is subject to the conditions discussed in this Offering Memorandum. We may terminate or amend the Offer if certain listed events occur. The Offer is not conditioned, however, on the tender of elections to amend options by a minimum number of optionees or the tender of elections covering a minimum number of shares. (Section 7, Pages 25-26)

•	What does AirNet’s board of directors think of the Offer?

Although our board of directors has approved the option amendment program and the Offer, neither we nor the board makes any recommendation as to whether you should amend, or refrain from amending, your options. (Section 3, Page 22)

Additional Questions

•	What happens if the Internal Revenue Code changes again?

We consider the Offer to be a one-time-only offer. Although we believe that the Offer gives our employees an opportunity to avoid certain penalties and other tax consequences under Section 409A of the Code under current interpretations, we cannot guarantee that future interpretations of the Code, or changes to the statute itself, will not affect the tax treatment of your options in the future. We do not expect to offer another option amendment program in the foreseeable future.

•	How might stock price fluctuations in the future impact my decision?

Our stock price has been volatile in the past. While we believe that our option amendment program will give our employees the opportunity to avoid the adverse tax consequences of the new Section 409A of the Code, we cannot guarantee that employees will ultimately be better off by holding options with the amended exercise provisions than they would be by not participating in the Offer and paying the resulting taxes and any associated tax penalties and interest charges, and exercising the options (subject to internal company trading restrictions) at current share prices.

•	Who can I contact if I have questions about the Offer?

For additional information or assistance, you should contact Stuart Dawley, our General Counsel, at (321) 984-1990.

RISK FACTORS RELATING TO THE OFFER

Participation in the option amendment program involves a number of potential risks. This section highlights the material risks of accepting the Offer and tendering your options for amendment. You should carefully consider these risk factors relating to the Offer and the risk factors relating to our business and financial condition described below, and you should carefully read the remainder of this Offering Memorandum, as well as the Election Form and the Notice of Change of Election, before deciding to accept the Offer.

Economic Risks

If you participate in the Offer, the amended options that you will hold will not be exercisable until a “permissible distribution date” as permitted by Section 409A of the Code, which is one of the events described above (death, disability, separation from service, unforeseeable financial circumstances, change in control and, if you so elect, a date certain of March 15, 2011). You will be, in essence, exchanging vested and exercisable options for unexercisable options. Depending on your service with AirNet or other factors, the amended options may not become exercisable in the foreseeable future, or the stock price of our common stock may be substantially lower than it is now when the amended options do become exercisable. Furthermore, once your amended options become exercisable, you will have a limited period of time in which to exercise them.

It is important that you understand that your ability to exercise the amended options may be substantially restricted compared to the eligible options that you currently hold. While the new tax code provisions do create substantial penalties if you decide to hold onto the eligible options without amending them, you are at the same time amending the terms of options with real value and which are currently exercisable, and receiving options that will not be immediately exercisable and that will become exercisable only upon certain limited events. We can give you no assurance of what the market price of our common stock will be (or the liquidity or listing status on Nasdaq of our common stock) at the time when your amended options become exercisable, or when they will become exercisable at all.

If you choose a date certain as a triggering event, there is no guarantee that AirNet’s trading window will be open permitting you to sell your shares. If you participate in the Offer, you will need to decide between the two forms of amended and restated option agreements available to you. In essence, you will need to decide whether you want the triggering events that would permit exercise of your Amended Option to include a date certain of March 15, 2011. If you wish to exercise the options at that time, you will have to do so immediately or, if immediate exercise is not administratively feasible, within 10 days. If you choose this approach, you should consider carefully that the Amended Options will become taxable upon that date at the latest, and there can be no guarantee that AirNet’s trading window will be open at the time or that you will otherwise be able to sell the underlying shares at that time to help you pay the applicable taxes before the options terminate.

Tax Risks

Your amended options may not cause you to avoid recognizing income prior to exercise or a 20% penalty and interest charge.

Because your options were issued with an exercise price lower than the fair market value of the underlying shares at the time of grant and such options were not vested prior to January 1, 2005, such options are subject to Section 409A, a new provision of the Code enacted in October 2004. Section 409A of the Code generally provides you will recognize taxable income at the time such options are not subject to a substantial risk of forfeiture (for example, when such options vest) and recognize additional income until such options are exercised. Such income would be taxable as ordinary income and would be subject to a 20% penalty, an interest charge and applicable withholding and employment taxes. We believe that by accepting the Offer, taxable income would not be recognized by you until the time the amended options are vested and exercisable (with potential additional tax consequences on exercise) and that income would be subject to applicable withholding and employment taxes, but would not be subject to the 20% penalty or the interest charge. However, such treatment is not clear from doubt. At this time, there is very little guidance from the Treasury Department and the Internal Revenue Service how Section 409A of the Code applies to the options amended pursuant to Offer. We believe that we have complied in good faith with the guidance issued to date by the Treasury Department and the Internal Revenue Service with respect to amending the options subject to the Offer to avoid the adverse tax consequences of Section 409A. Guidance issued after the date of this Offer or a determination by the Internal Revenue Service could provide that the amended options do not avoid such adverse tax consequences. (Section 10, Pages 27-28). We recommend that you consult with your own tax advisor to determine the tax consequences of the Offer applicable to your particular situation.

Business-Related Risks

In addition to the following risk factors, see the risk factors outlined in our periodic and other reports filed with the Securities and Exchange Commission, including those in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

We may not be able to obtain additional capital to fund our operations on reasonable terms and this could hurt our business and negatively impact our stockholders. If adequate funds in the form of equity or debt are not available on reasonable terms or terms acceptable to us in the future, we may be unable to continue as a going concern. If we raise additional funds through the issuance of convertible debt or additional equity securities, the percentage ownership of our existing stockholders would be reduced, the securities issued may have rights, preferences and privileges senior to those of holders of our common stock, and the terms of the securities may impose restrictions on our operations. Any additional funding would likely require the approval of our secured convertible note holders, and those note holders may not approve new funding if it requires substantial dilution, waiver of anti-dilution adjustment rights, subordination of their security interest, or a lock-up of their ability to sell their shares of common stock in the market, even if the funding is in the best interest of the Company or our stockholders. Our secured convertible note holders have a senior security interest in all of our assets, and until these investors are paid in full or until they have converted the notes and accrued interest into common stock, we may not be able to obtain additional investment or working capital.

If we are unable to raise additional financing, we may be forced to seek protection under the federal bankruptcy laws. If we are unable to raise capital from another source as early as the second quarter of 2006, we may be required to cease operations or file for protection from claims of our creditors under the federal bankruptcy laws. There can be no assurance if we do so that our common stockholders will realize any value.

Because our products are highly complex and are deployed in complex networks, they may have errors or defects that we find only after deployment, which if not remedied could harm our business. Our products are highly complex, are designed to be deployed in complex networks and may contain undetected defects, errors or failures. Although our products are tested during manufacturing and prior to deployment, they can only be fully tested when deployed in commercial networks. Consequently, our customers may discover errors after the products have been deployed. The occurrence of any defects, errors or failures could result in installation delays, product returns, diversion of our resources, increased service and warranty costs, legal actions by our customers, increased insurance costs and other losses to us or to our customers or end users. Any of these occurrences could also result in the loss of or delay in market acceptance of our products, which would harm our business and adversely affect our operating results and financial condition.

Our products are designed to operate at frequencies defined by the GSM standard. In our pursuit of selling our products to the U.S. Government and U.S. Government contractors for use domestically, Government customers may wish to use AirNet products at frequencies that may not be consistent with regard to frequency spectrum policies of the FCC and NTIA for use by those Government agencies. The inability of AirNet or Government customers to adequately address frequency spectrum policies with regard to use of AirNet products by Government customers within the United States, can have an adverse effect on our ability to sell our products in that market segment.

If we do not succeed in the development of new products and product features in response to changing technology and standards, customers will not buy our products. We need to develop new products and product features in response to the evolving demands for better technology or our customers will not buy our products. The market for our products is characterized by rapidly changing technology, evolving industry standards, emerging wireless transmission standards, and frequent new product introductions and enhancements. If we fail to develop our technology, we will lose significant potential market share to our competitors. If we are unable to realize the performance and capacity enhancements from these new product developments, then we will be unable to meet our customers’ needs and will be unable to meet our business goals.

Our lengthy and variable sales cycle makes it difficult for us to predict if and when a sale will be made and could cause us operating difficulties and cash flow problems. Our sales cycle, which is the period from the generation of a sales lead until the recognition of revenue, can be long and is unpredictable, making it difficult to forecast revenues and operating results. Our inability to accurately predict the timing and magnitude of our sales could cause a number of problems:

•	We may have difficulty meeting our customers’ delivery requirements in the event many large orders are received in a short period of time because we have limited production capacity and generally do not carry materials in inventory;

•	We may expend significant management efforts and incur substantial sales and marketing expenses in a particular period that do not translate into orders during that period or at all;

•	We may have difficulty meeting our cash flow requirements and obtaining credit because of delays in receiving orders and because the terms of many of our customer contracts defer certain billings until post-shipment contractual milestones are met and

•	The problems resulting from our lengthy and variable sales cycle could impede our growth, harm our stock price, and restrict our ability to take advantage of new opportunities.

Investment in our stock is speculative, and our stock price is volatile. In light of the current market conditions for wireless communications, our uncertain financial condition and recent sales of our shares by significant stockholders, including SCP II and TECORE, we believe that an investment in our stock is highly speculative. Any investment in our common stock should only be made with discretionary capital, all of which an investor can afford to lose.

The market price of our common stock has fluctuated in the past and is likely to fluctuate in the future as well. In addition to the volume of sales by our significant stockholders, which is described in more detail below, factors that may have a significant impact on the market price of our stock include:

•	Announcements concerning us, our competitors or the industry;

•	Receipt of substantial orders for base stations;

•	Quality deficiencies in services or products;

•	Announcements regarding financial developments or technological innovations;

•	International developments, such as technology mandates, political developments or changes in economic policies;

•	New commercial products;

•	Government regulations;

•	Acts of terrorism or war; or

•	Proprietary rights or product or patent litigation.

Our future earnings and stock price may be subject to significant volatility, particularly on a quarterly basis. Shortfalls in our revenues or earnings in any given period relative to the levels expected by investors could immediately, significantly and adversely affect the trading price of our common stock.

We may not continue to meet NASDAQ listing standards. Under continued listing standard one (rule 4450(a)), companies listed on the NASDAQ National Market are required to have net tangible assets of $4 million, total stockholders’ equity of $10 million, and a minimum bid price of at least $1.00 per share (or a minimum bid price of at least $5.00 per share with no net tangible asset requirement). At various times in 2003, 2004 and 2005, our share price traded at and occasionally below the required minimum bid price of $1.00 per share for continued listing and/or we did not comply with the total stockholders’ equity requirement. We cannot give investors in our common stock any assurance that we will be able to maintain compliance with the $1.00 per share minimum bid price standard or the total stockholders’ equity standard for continued listing on NASDAQ and that the liquidity that NASDAQ provides will be available to investors in the future.

Sales in certain foreign countries pose unique and significant risks. Historically a substantial portion of our product sales were directly or indirectly made to operators in foreign countries, including countries experiencing armed conflict, civil unrest and instability, reports of terrorist activities, and anti-American sentiment and activities. Conditions in these countries present unique and significant risks. Actions by foreign governments or hostile forces could result in harm to our personnel or our customers’ personnel, or the loss of customers and prospective customers and could materially adversely affect our business.

If we fail to accurately estimate product demand, we may incur expenses for excess inventory or be unable to meet customer requirements. Our customers typically give us firm purchase orders with short lead times before requested shipment. However, our contract manufacturer requires commitments from us so that it can allocate capacity and be assured of having adequate components and supplies from third parties. Failure to accurately estimate product demand could cause us to incur expenses related to excess inventory or prevent us from meeting customer requirements. In addition, our products are constantly evolving requiring new assemblies and components. If we fail to accurately estimate product demand, some inventory could be designed out resulting in excess inventory.

If we fail to expand our customer base beyond the smaller operators, we may not be able to significantly grow our revenues. We will only be able to significantly grow our revenues if we can expand our customer base beyond the smaller operators. There are a limited number of such operators and most of them have limited resources. These operators are less stable and more susceptible to delays in their buildouts and deployments than more established operators. We plan on expanding our sales to include the larger domestic operators and international operators. However, as a result of the rapid consolidation of larger domestic GSM operators, there are only a few larger domestic operators remaining. To date we have not had any sales to the larger domestic operators, and we may not be successful in those markets in the future.

We have started to sell our products and services to the U.S. Government or U.S. Government contractors, and the loss of these relationships or a shift in government funding could have adverse consequences on our business. Approximately 23.0% and 24.2% of our net sales during fiscal 2004 and the nine months ended September 30, 2005, respectively were to the U.S. Government or to U.S. Government contractors. Therefore, any significant disruption or deterioration of these relationships with the U.S. Government and its contractors could significantly reduce our revenues. Our U.S. Government programs must compete with programs managed by other defense contractors for a limited number of programs and for uncertain levels of funding. Our competitors continuously engage in efforts to expand their business relationships with the U.S. Government and likely will continue these efforts in the future. The U.S. Government may choose to use other defense contractors for its limited number of defense programs. In addition, the funding of defense programs also competes with non-defense spending of the U.S. Government. Budget decisions made by the U.S. Government are outside of our control and have long-term consequences for our business. A shift in government defense spending to other programs in which we are not involved, or a reduction in U.S. Government defense spending generally, could have adverse consequences on our business.

If we lose key personnel or are unable to hire additional qualified personnel, we may not be able to operate our business successfully. Our future success largely depends on our ability to attract and retain highly skilled hardware and software engineers, particularly call processing engineers and digital signal processing engineers. If we cannot continue to attract and retain quality personnel, that failure would significantly limit our ability to compete and to grow our business. Our success also depends upon the continuing contributions of our key management, research, product development, sales and marketing and manufacturing personnel, many of whom would be difficult to replace. Except for an employment and severance agreement we have with Glenn Ehley, our CEO and President, and Joseph F. Gerrity, our CFO and Vice President, and a noncompetition agreement that we have with Terry Williams, our CTO, we do not have employment or noncompetition agreements with any of our key officers. We also do not have key man life insurance policies covering any of our employees.

We expect the prices of our products to decline due to competitive pressures, and this decline could reduce our revenues and gross margins. We anticipate that the prices of our products will decrease in the future due to competitive pricing pressures, increased sales discounts, new product introductions or other factors. If we are unable to offset these factors by increasing our sales volumes, our revenues will decline. In addition, to maintain our gross margins, we must develop and introduce new products and product enhancements, and we must continue to reduce the manufacturing costs of our products. We cannot guarantee that we will be able to do these things successfully. Our failure to do so would cause our revenues and gross margins to decline, which could seriously harm our operating results and cause the price of our common stock to decline.

Control by our existing stockholders and noteholders could discourage the potential acquisition of our business. As of September 30, 2005, 5% or greater stockholders and their affiliates owned approximately 5.6 million shares of our common stock or approximately 44.8% of our outstanding shares of common stock. In addition, two of these stockholders, TECORE and SCP Private Equity Partners II, LP, held the rights to acquire another approximately 11.1 million shares of common stock upon conversion or exercise of other securities. Acting together, these stockholders may be able to control all matters requiring approval by stockholders, including the election of directors. The combined interests of these two investors constitute, and TECORE’s interest alone (assuming conversion of its note) may constitute an effective controlling interest in the Company. In addition, our debtholders have certain contractual approval rights that give them an effective veto over important corporate transactions in which we may wish to engage. Either or both of this concentration of ownership and the related contractual rights could have the effect of delaying or preventing a change in control of our business or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could prevent our stockholders from realizing a premium over the market price for their shares of common stock.

Some of our larger investors have sold and may attempt to further sell their common stock, which may depress the market price of our securities. SCP Private Equity Partners II, LP and TECORE each beneficially hold more than 5% of the Company’s common stock. SCP Private Equity Partners II, LP, which at September 30, 2005 held approximately 1.9 million shares of common stock, sold approximately 1.1 million shares in 2004 and may continue selling throughout 2005. TECORE, which at September 30, 2005 held approximately 3.8 million shares, sold approximately 0.9 million shares in 2004 and may continue selling throughout 2005. Other large investors may elect to sell at the same or proximate times. If any one of these investors sells their common shares, the number of buyers in the market may not support the shares being sold and the market price of our shares could drop. The effect of these sales could be further accelerated in the event the Company is not able to maintain its NASDAQ National Market listing.

Our internal control over financial reporting may not prevent a misstatement in our financial statements. The Sarbanes-Oxley Act of 2002 and related SEC rules that have been promulgated in connection with it require, among other things, the management of public companies to prepare a report that addresses the adequacy of a company’s internal control over financial reporting. The company’s independent auditor also needs to attest to the report.

Under the currently applicable rules, as a non-accelerated filer, we will not be required to prepare and include this report in our filings until our annual report for our fiscal year ending December 31, 2007. However, we note that we recently restated our financial results for the fiscal year ended December 31, 2003, for the last two quarters of fiscal 2003, and for the first three quarters of fiscal 2004. Under the standards of the Public Company Accounting Oversight Board, such a restatement of previously issued financial statements is a strong indicator of the existence of a “material weakness” in internal control over financial reporting. Under the relevant SEC rules, management will not be permitted to conclude that internal control over financial reporting is effective if it has identified one or more material weaknesses in those internal controls. The events surrounding the restatement may be an indication that we have insufficient personnel resources and technical accounting expertise within our internal accounting function to resolve non-routine or complex accounting issues. As a small company with limited resources, we may find the cost of addressing these matters by hiring additional accounting staff with such technical expertise to be prohibitive. We have been using an outside consultant to review our internal controls, IT systems, control strengths and weaknesses, documentation and review procedures. However, if we are unable to address these issues before we are required to report our conclusions relating to our internal control over financial reporting, our management and independent auditors may be unable to conclude that our internal control over financial reporting is effective. Moreover, while we note that a material weakness in internal control over financial reporting does not itself suggest a material misstatement of a company’s financial statements, if we are unable to address these matters as they relate to the application of generally accepted accounting principles to complex, non-routine transactions, there is a risk going forward that a material misstatement in our annual or interim financial statements will not be prevented or detected.

Investment in our stock is speculative. In light of the current market conditions for wireless communications, we believe that an investment in our stock is highly speculative and volatile, and subject to numerous risks which are described in this document. Any investment in our common stock should only be made with discretionary capital, all of which an investor can afford to lose.

OFFER TO AMEND ELIGIBLE OUTSTANDING STOCK OPTIONS

INTRODUCTION

AirNet Communications Corporation is offering to amend, at the election of the applicable optionholder, outstanding stock options to purchase shares of our common stock that were granted under our Amended and Restated 1999 Equity Incentive Plan (the “Plan”), and that (a) were granted to eligible optionholders after August 1, 2003, (b) have an exercise price of either $0.10 or $1.10 per share, (c) vest or vested after December 31, 2004 and (d) are still outstanding on the date the Offer expires (the “Eligible Options”). Optionholders who elect to accept the amendment will sign an amendment to their existing option agreement with AirNet. The amendment to any Eligible Options (such options as amended, “Amended Options”) will take effect as soon as practicable after the expiration of the Offer and acceptance by AirNet. Eligible optionees include all optionees who are employees (both full and part time, and including officers) or directors of AirNet on the date the Offer commences. For each option that we accept for amendment, the applicable optionee will be entitled to receive an amended and restated option agreement, subject to the terms of the Plan, on the date (the “Amendment Date”) that is the date on which we accept your election to amend or as soon as practicable thereafter, provided that the status of the optionee’s relationship as an employee of AirNet or a member of its board of directors (the optionee’s “Service Status”) continues on the Amendment Date. The exercise price of the amended option will be either $0.10 or $1.10 per share, the same exercise price as the option being amended. As described in Section 2 of this Offer to Amend Eligible Outstanding Stock Options (the “Offering Memorandum”), the amended options will initially be unexercisable and will become exercisable only upon the occurrence of certain defined events. The terms of the amended options are described in more detail in Section 2 of this Offering Memorandum.

We are making the Offer on the terms and subject to the conditions described in this Offering Memorandum, which, together with the accompanying Election Form (Attachment A), form of Notice of Change of Election (Attachment B) and form of Amended and Restated Stock Option Agreements (Attachments C-1, C-2 and C-3), as they may be amended from time to time, constitute the “Offer.” The Offer is not conditioned on the acceptance of the Offer by a minimum number of optionees or the tender of elections to amend options covering a minimum number of shares.

THE OFFER

1. Eligible Options, Amended Options; Employment Status; Expiration and Extension of Offer; Notification.

Options Subject to Offer. Upon the terms and subject to the conditions of the Offer, all options (including the remaining unexercised portions of partially exercised options) that were granted under our Amended and Restated 1999 Equity Incentive Plan, and that (a) were granted to eligible optionholders after August 1, 2003, (b) have an exercise price of either $0.10 or $1.10 per share, (c) vest or vested after December 31, 2004 and (d) are still outstanding on the date the Offer expires, may be tendered for amendment pursuant to the Offer. You are not required to participate in the Offer because participation in the Offer is completely voluntary. However, if you participate in the Offer, you must amend all eligible options. We will not accept any tender of an election to amend less than all eligible options held by any individual, including all of an unexercised option (or, in the case of a partially exercised option, less than all of the remaining unexercised portion of the option).

There is an exception to the requirement that you amend all or none of your eligible options for option grants covered by a domestic relations order (or comparable legal document as the result of the end of a marriage). If you are an eligible optionee, you may only elect to amend the eligible options that you beneficially own. For example, if you hold an option grant to purchase 1,000 shares that is subject to a domestic relations or similar order, 200 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 800 shares, then you may elect to amend the option grant that you beneficially own covering the outstanding 300 shares, or you may elect not to amend that option grant at all. This is your only choice with respect to this option grant. Any portion beneficially owned by a person who is not our employee may not be amended in the Offer (even if legal title to that portion of the option grant is held by you and you are an eligible employee).

You also have a choice between two different forms of amendment to your option agreement. One includes a date certain of March 15, 2011 among the list of events that constitute a permitted distribution (i.e., triggering) event, and the other does not. If you tender your Eligible Options for amendment, you must choose one or the other to apply to all of your Amended Options.

As of November 30, 2005, options to purchase an aggregate of 1,723,476 shares of our common stock were outstanding under the Plan. Of the options outstanding under the Plans, options to purchase 791,560 shares of our common stock, or 45.9% of the shares subject to options outstanding under the Plan, were eligible for tender in the Offer.

Amended Options. For each option for which you properly tender a notice of election and we accept for amendment, unless we amend or terminate the Offer in accordance with its terms, you will be entitled to receive, on the Amendment Date, an amended and restated option agreement reflecting an option to purchase the number of shares equal to the number of shares that were subject to the replaced option (or the unexercised portion of the replaced option), at a price per share equal to either $0.10 or $1.10 per share, the current exercise price of the Eligible Options (with appropriate adjustments to reflect any stock splits, reverse stock splits, recapitalizations or similar events that may occur before the Amendment Date). The terms of the amended option will be as described in Section 2 of this Offering Memorandum. You will also receive a restated option agreement that relates to those options that vested prior to January 1, 2005 (and that are grandfathered under Section 409A of the Code).

Employment Status. If you do not have, on the Amendment Date, a Service Status with us, your option agreement will not be amended. The Amendment Date is currently expected to be December 30, 2005, assuming we do not extend the Offer. Termination of your Service Status includes, without limitation, the termination of your employment relationship with us, including termination without cause or with good reason and termination as a result of death or disability, regardless of whether the change is effected by you or by us. If your employment with us terminates prior to the Amendment Date, you will automatically be deemed to have revoked any election you made to amend your eligible options, and will continue to hold your eligible options subject to their terms. Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction, your employment with AirNet will remain “at-will” regardless of your participation in the Offer and can be terminated by you or us at any time.

Expiration and Extension of Offer. The Offer, and your right to tender options for amendment and to withdraw or change any previous election to tender options for amendment, will expire (the “Expiration Time”) at 5:00 p.m., Eastern time, on Thursday, December 29, 2005, or if we, in our discretion, extend the Offer, at 5:00 p.m., Eastern time, on the last day of the extended Offer period. If you wish to accept the Offer and participate in the option amendment program, you must make a voluntary election before the Expiration Time to amend all of your unexercised eligible options. Any election to amend eligible options, if not validly withdrawn before the Expiration Time, will be irrevocable after that time. If you do not elect to amend eligible options before the Expiration Time, those options will remain intact, with their current exercise price, vesting schedule and other terms.

If we decide to extend the Offer, we will notify you of the extension no later than 9:00 a.m., Eastern time, on Friday, December 30, 2005. If we extend the Offer, we must receive the required documents before the extended Expiration Time. Section 17 of this Offering Memorandum describes our rights to extend, terminate and amend the Offer. We do not currently expect to extend the Offer beyond the end of the calendar year.

2. Terms of Amended Options.

Each amended option will be subject to the terms and conditions of the Plan. We will enter into an Amended and Restated Stock Option Agreement with each participating optionee with respect to each option amended pursuant to the Offer. The Amended and Restated Stock Option Agreement is an amendment to your existing stock option agreement that makes important changes to the provisions relating to your ability to exercise the options and the termination date of the options.

Shares Subject to Option. The number of shares of our common stock subject to the amended option will be equal to the number of shares of our common stock subject to the eligible options prior to the amendment. All options will be adjusted for any stock splits, reverse stock splits, stock dividends or similar events that may occur before the Amendment Date.

Exercise Price. The exercise price for the amended option will be equal to the exercise price of the eligible options prior to the amendment, which is either $0.10 or $1.10 per share, depending on when the option was granted.

Exercise of Options; Termination Provisions. Unlike your existing Eligible Options, which generally vested and became exercisable by their terms after December 31, 2004 (and in most cases, in September 2005, depending on their grant date), the Amended Options will be initially unexercisable at the Amendment Date. The Amended Options will become exercisable upon the earliest of any of the following (which we call a “Permissible Distribution Date”):

•	termination of employment for any reason, including resignation

•	a change in control as defined under Section 409A of the Code

•	death

•	disability as defined by Section 409A of the Code

•	unforeseeable emergency as defined by Section 409A of the Code

•	and, if so elected by you, a date certain which is March 15, 2011.

You will need to choose (and make an election on the Notice of Election you deliver to AirNet if you participate in the Offer) whether or not you want the “date certain” of March 15, 2011 to be a triggering event for you.

Amended Options must be exercised no later than the applicable short-term deferral period following a Permissible Distribution Date and, if such options are not exercised within that period, such options will terminate. For purposes of the Amended Options, the “short-term deferral period” means a date no later than 2 1/2 months from the end of the optionholder’s first taxable year in which the options are vested and exercisable (i.e., March 15 of the following year). However, a Permissible Distribution Date of March 15, 2011 will require exercise on that date, except that if exercise on that date is determined not to be administratively feasible, then the option will need to be exercised no later than 10 days after that date, or March 25, 2011.

In other words: If your Amended Options become exercisable for any of the first five reasons described in the list above, they will terminate on March 15 of the calendar year following the year in which they become exercisable. If you choose for your Amended Options to include the sixth triggering event in the list above, the “date certain”, and your Amended Option becomes exercisable on that date, then it will be terminated on that date if you do not exercise it at that time (or, if exercise on that date is not administratively feasible, it will terminate no later than March 25, 2011). In any event, the Amended Option would need to be exercised prior to the applicable termination date, or you will not be able to exercise it at all.

For purposes of the Amended Options, an employee is “disabled” if the employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of AirNet.

For the purposes of the Amended Options, a “change in control” means any one of the following:

i.	the acquisition, in a single transaction or series of related transactions, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the outstanding shares of common stock of AirNet immediately after the consummation of such acquisition (the “outstanding stock”) or (ii) the combined voting power of the outstanding voting securities of AirNet entitled to vote generally in the election of directors immediately after the consummation of such acquisition (the “voting securities”) or;

ii.	a majority members of AirNet’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of AirNet’s Board of Directors prior to the date of the appointment or election; or

iii.	the approval by AirNet’s shareholders of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, more than 50% of, respectively, then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding stock and voting securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the outstanding stock and voting securities, as the case may be; or

iv.	the approval by AirNet’s shareholders of (i) a complete liquidation or dissolution of AirNet or (ii) the sale or other disposition of all or substantially all of the assets of AirNet.

For purposes of the Amended Options, an “unforeseeable emergency” means a severe financial hardship to the employee resulting from an illness or accident of the employee, the employee’s spouse, or a dependent (as defined in Code section 152(a)) of the employee, loss of the employee’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the employee.

The amount that becomes exercisable upon the occurrence of an unforeseeable emergency may not exceed the amount necessary to satisfy such emergency plus any amount necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise by liquidation of the participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). These determinations will be made, where applicable, by the compensation committee of AirNet’s Board of Directors. The compensation committee’s determination of when, whether and to what extent a triggering event has occurred will be binding.

Type of Option. The options are treated as nonqualified stock options (or “NSOs”) for federal income tax purposes and the options amended pursuant to the terms of the Offer will be treated as NSOs for federal income tax purposes.

Other Terms. Other terms of the amended option will be substantially identical to those of the option prior to the amendment, as set forth in the stock option agreement for the amended option and the Plan. You should carefully review your stock option agreement for any option you may tender, as well as the Plan and Plan summary, to familiarize yourself with the terms to which the amended options would be subject.

Generally, in its current form, the Plan permits the granting of incentive stock options (or “ISOs”) and NSOs. The number of shares subject to options currently outstanding under the Plan is 1,723,476, as adjusted for our December 2004 reverse stock split. As of November 30, 2005, the maximum number of shares available for grant under the Plan was 793,398. The Plan is administered by our board of directors. Our board of directors has the discretion to determine the exercise price of options granted under the plan, the number of shares subject to the options and the vesting schedule of the options. In connection with the Offer, we do not expect the number of shares available for grant under the Plan to change, because the number of shares underlying the amended options will not changes as a result of the amendments.

The Plan has been bifurcated, i.e., separate provisions have been incorporated into the document to separate, and thus protect, the treatment of grandfathered options (those vested on or before December 31, 2004) and non-grandfathered options (those vesting on or after January 1, 2005). Grandfathered options are not subject to Section 409A of the Code and will continue to be subject to the terms and conditions set forth in the stock option agreements previously received by you. Non-grandfathered options are subject to Section 409A of the Code. The amended and restated Plan, which was effective as of October 21, 2005, has been filed as an exhibit to the SEC filing of which this Offering Memorandum is a part. We do not believe that the amendments are material within the meaning of the rules of the Nasdaq Stock Market, in such a way that shareholder approval of those amendments would be required. It is anticipated that further guidance will be issued in 2006 regarding, among other things, the withholding requirements associated with these options. Upon issuance of the final regulations under Section 409A of the Code, it may be possible that the Plan will be amended again, as and if required, to comport with those regulations, including the anticipated withholding requirements. At this time, we cannot speculate on the nature or scope of additional regulatory or statutory requirements.

We will provide any optionee with additional copies of the Plan, Plan summaries and applicable stock option agreements free of charge, upon request to Stuart Dawley, General Counsel, at AirNet Communications Corporation, 3950 Dow Road, Melbourne, Florida 32934, telephone (321) 984-1990.

Amended Options for independent directors will be substantially similar to those for employees, but with appropriate changes to reflect that the optionholder does not have an employment relationship with AirNet.

Our descriptions in this Offering Memorandum of the amended options to be implemented through the Plan are summaries and do not purport to be complete. They are subject to, and are qualified in their entirety by reference to, the provisions of the Plan and the applicable stock option agreements and amendments.

3. Purpose of the Offer; Additional Grants; Extraordinary Transactions; No Recommendation.

Purpose of the Offer. We generally grant options under the Plan to enhance our long-term stockholder value by offering opportunities to our employees to participate in our growth and success, to give them incentive to help our business succeed and to encourage them to acquire and maintain stock ownership in AirNet.

In August 2003, we completed a senior secured convertible note financing that provided important funding to us but which resulted in substantial dilution to our existing shareholders, including employees who held an equity interest through their options. In conjunction with the convertible note financing in 2003, the compensation committee of our Board of Directors approved a special option grant of 2,008,193 shares at an exercise price of $0.10 per share (each as adjusted to reflect our reverse stock split in December 2004) as a retention and incentive grant in light of the change in capital structure associated with the financing. The award included an award of 1,088,311 options to our President and Chief Executive Officer in August 2003 and of 919,882 options to other employees in September 2003. These options typically vested in two installments: One-half of the options (or 1,004,096 options in total out of those granted in 2003) vested in either August or September 2004, the first anniversary of the related grant. The remaining half of the options vested on either August or September 2005, on the second anniversary of the grant. In addition, we granted additional options to a small number of employees who joined the company after September 2003, with option exercise prices of $1.10 per share vesting generally over four years from the date of grant. In addition, our independent directors received grants either in September 2003 or, for directors joining the board at a later date, upon their appointment to the board.

Section 409A of the Code, effective January 1, 2005, was added by the American Jobs Creation Act of 2004 (the “AJCA”) to address perceived abuses in deferred compensation by restricting election and distribution alternatives. Under the AJCA, deferred compensation included all forms of compensation that is earned in one year and paid in another, including equity arrangements such as nonqualified stock options with an exercise price less than fair market value. Incentive stock options and nonqualified stock options with an exercise price at fair market value are not subject to the new requirements. Options that are earned and vested prior to December 1, 2004, are considered “grandfathered” and remain subject to the same terms and conditions as were applied to such options prior to enactment of the new legislation. Options vesting on or after January 1, 2005 are subject to Section 409A of the Code.

Plans were required to immediately operate in compliance with the new restrictions as of January 1, 2005 and formal amendments for any option vesting on or after January 1, 2005 are mandated either to comply with the provisions of Section 409A of the Code or, in the alternative, the noncompliant options should be replaced with a grant, such as an incentive stock option or a nonqualified stock option with an exercise price of fair market value, which is not subject to the new requirements.

The consequence of a noncompliant option will be significant to you. Not only will you recognize ordinary income at the time that the options are no longer subject to a substantial risk of forfeiture (for example, when such options vest) equal to the difference between the fair market value of the underlying shares at the end of the year in which such substantial risk of forfeiture lapses and the exercise price, but you will also be subject to a 20% penalty, an interest charge and applicable withholding and employment taxes. In addition, subsequent increases of the fair market value in the underlying shares will result in additional ordinary income for each year (or partial year) until the options are exercised. Such income will also be subject to a 20% penalty, an interest charge and applicable withholding and employment taxes.

Of particular relevance to the Plan are the restrictions on distribution, which when referring to the grant of an option pertain to vesting and exercise. Options subject to Section 409A of the Code only permit exercise upon the occurrence of a statutorily Permissible Distribution Date, as described above, which includes:

•	Termination of employment for any reason, including resignation;

•	A change in control as defined under Section 409A of the Code;

•	Death;

•	Disability as defined by Section 409A of the Code;

•	Unforeseeable emergency as defined by Section 409A of the Code;

•	and, if so elected by you, a date certain which we have chosen to be March 15, 2011.

As a result of these new statutory requirements, the Plan was amended to separate grandfathered and non-grandfathered options. In connection with the bifurcation of the Plan which protects the prior treatment of grandfathered options while complying with Section 409A of the Code with respect to non-grandfathered options, the prior option agreements representing the grants to eligible optionholders need to be amended and restated.

This Offer provides you with an election with respect to those options that vest or have vested after December 31, 2004 and are still outstanding on the date this offer expires. These Eligible Options can be amended to comply with Section 409A of the Code. In addition, although grandfathered options are not subject to the new restrictions, if you tender your Eligible Options in the Offer, you will also be asked to sign a separate restated option agreement with respect to those grandfathered options which will have the same terms and conditions in all material respects as the grandfathered options which you currently hold.

We will not execute amended and restated option agreements until the business day after the Expiration Time or as soon as practicable thereafter. There can be no assurance that the amended options will actually result in value to the holders.

Additional Grants. Any additional option grant(s) to you after the Amendment Date will be made at the sole discretion of our board of directors. Your acceptance or rejection of the Offer will not impact whether or not you receive stock option grants in the future.

Extraordinary Transactions. From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies that could significantly change our corporate structure, ownership or organization. We may also consider from time to time adopting various measures or entering into transactions, including financing transactions, that could, directly or indirectly, impede the acquisition of control of AirNet by any person. Any of these transactions could significantly affect the fair market value of our common stock. While changes in the fair market value of our common stock before the Amendment Date will not affect the exercise price of your Amended Options, changes in the fair market value of our common stock either before or after the Amendment Date, and before or after the exercisability or exercise of any amended options, will affect the value of those options to you.

Subject to the foregoing and except as otherwise disclosed in this Offering Memorandum or in our SEC filings, neither we nor any of our executive officers or directors presently have any plans or proposals that relate to or that would result in any of the following:

•	any agreement relating to an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving AirNet;

•	any agreement relating to the purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend policy, indebtedness or capitalization;

•	any change in our present board of directors or management, including a change in the number or term of directors or filling any existing board vacancies, or any change in a executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	the failure of our common stock to be quoted on Nasdaq, the eligibility of our common stock for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, or the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	any agreement relating to the acquisition by any person of a material amount of our common stock or the disposition of a material amount of our common stock; or

•	any change in our certificate of incorporation or bylaws or the taking of any actions that may impede the acquisition of control of AirNet by any person.

No Recommendation. Neither we nor our board of directors makes any recommendation as to whether you should tender, or refrain from tendering, your options for amendment, and we have not authorized anyone to make such a recommendation.

You should carefully evaluate, in consultation with your own legal, financial and tax advisors, the information provided in this Offering Memorandum and to which we have referred you. You must make your own decision as to whether you should tender your eligible options for amendment.

4. Procedure for Tendering Options for Amendment.

Proper Tender of Election. To validly tender all of your eligible options for amendment pursuant to the Offer, you must fully and correctly complete, execute and deliver an Election Form to us, together with any other required documents, before the Expiration Time. You may deliver the required documents to Stuart P. Dawley, Esq., our General Counsel, using one of the methods indicated below.

Method of Delivery	Deliver To
Hand delivery	Stuart P. Dawley, Esq. You must obtain a written receipt from Mr. Dawley.
Facsimile	(321) 676-9914. You must obtain a fax confirmation.

Registered Mail or Overnight Courier

Stuart P. Dawley, Esq.

AirNet Communications Corporation

3950 Dow Road

Melbourne, FL 32934

Phone: (321) 984-1990

If you deliver by mail, you must use registered mail, signature requested. If you deliver by overnight courier, you must obtain a signature at delivery.

The delivery and method of delivery of all documents, including the Election Form, Notice of Change of Election and any other required documents, are at your own risk. In all cases, you should allow sufficient time to ensure timely delivery.

Options to Be Amended. We will not accept partial tenders of option grants or tenders of less than all of your eligible options. If you tender your eligible options for amendment, you must tender all or none of an unexercised option or the entire remaining portion of a partially exercised option. If you tender the remaining unexercised portion of an eligible option that you have partially exercised, you will receive an amended and restated option agreement in the form you indicate on your Election Form relating to the number of shares as were subject to the unexercised portion of your replaced option. We currently expect to deliver amended and restated option agreements for properly tendered options on Friday, December 30, 2005.

Signatures. Any Election Form for a particular option must be executed by the optionee who tendered the option, exactly as the optionee’s name appears on the stock option agreement evidencing that option, or by the optionee’s duly authorized fiduciary or representative. If the Election Form is signed by such a fiduciary or representative (such as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity), the signatory must indicate on the Election Form his or her full title and provide proper evidence of his or her authority to act in that capacity.

Determination of Validity; Rejection of Tendered Options. We will determine, in our discretion, all questions and interpretations as to the Election Form and other documents and the validity, eligibility (including time of receipt) and acceptance of tenders for amendment. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of eligible options for amendment, including those tendered on Election Forms that we determine are not in appropriate form or that we determine are unlawful to accept.

Waiver of Defects; No Obligation to Give Notice of Defects. We reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular option or by any particular optionee. No tender of options for amendment will be deemed to have been properly made until all defects or irregularities have been waived by us or cured by the tendering optionee by the Expiration Time or such other time as we may determine. Neither we nor any other person is obligated to give notice of any defects or irregularities in Election Forms or any other documents relating to options tendered for amendment, and neither we nor any other person will incur any liability for failure to give any such notice. The Offer is a one-time offer and we will strictly enforce the Offer period, subject to our right to grant an extension of the Offer at our sole discretion.

Your Tender and Our Acceptance Constitute an Agreement to Amend. Your tender of an option for amendment in accordance with the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance of your notice of election upon expiration of the Offer will constitute a binding agreement between you and us, upon the terms and subject to the conditions of the Offer. If we amend an option you tender, the stock option agreement for that option (and, as described in this Offering Memorandum, for your Grandfathered Options for the purposes of preserving its tax treatment under Section 409A) will be considered automatically amended, without any further action by any party and regardless of whether you execute the amended stock option agreement that we deliver to you.

5. Withdrawal or Change of Election.

You may withdraw or change your tender of all of your eligible options that you have previously tendered for amendment at any time before the Expiration Time. In addition, if we have not accepted your election to amend your options by 5:00 p.m., Eastern time, on the 40th business day following the commencement of the Offer (which will be January 30, 2006), you may withdraw your election to tender after that time. We expect to accept validly tendered elections prior to the end of the calendar year.

To withdraw your election to tender your eligible options for amendment, you must deliver to Stuart P. Dawley, our General Counsel, using one of the methods of delivery described in Section 4, before the Expiration Time, a completed Notice of Change of Election, in which you specify that you elect to withdraw all of your eligible options and decline the Offer in its entirety. A properly submitted Notice of Change of Election will replace any previously submitted Election Form, and the previously submitted Election Form will be disregarded, and you will be deemed not to have tendered your eligible options for amendment. If your Notice of Change of Election does not list an option that you had previously listed on an Election Form, you will still be deemed to have withdrawn your tender of that option and may re-tender that option for amendment only by again following the change of election procedures described above. You may not rescind a Notice of Change of Election Form. If you wish to change your election to tender your eligible options for amendment after you have submitted a Notice of Change of Election, you must submit a new Election Form before the Expiration Time.

If you tender Eligible Options for amendment and choose the amended and restated option agreement that contains March 15, 2011 as one of the permissible distribution dates, and later decide (before expiration of the Offer) that you want to use the amended and restatement option agreement that does not contain the date certain triggering event – or vice versa – you should deliver a new Election Form indicating your revised choice. If we receive two Election Forms from the same optionholder, the choice marked in the Election Form with the later date will govern. You should not withdraw your tender by delivering a Notice of Change of Election as described above and simultaneously deliver a new Election Form indicating your revised choice, because we may not be able to determine which occurred later in time (the withdrawal or the revised election).

Signatures. Any Notice of Change of Election for your eligible options must be executed by the optionee who tendered the option, exactly as the optionee’s name appears on the stock option agreement evidencing that option, or by the optionee’s duly authorized fiduciary or representative. If the Notice of Change of Election is signed by such a fiduciary or representative (such as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity), the signatory must indicate on the Notice of Change of Election his or her full title and provide proper evidence of his or her authority to act in that capacity.

Determination of Validity; Rejection of Change of Election. We will determine, in our discretion, all questions and interpretations as to the Notice of Change of Election and other documents and the validity, eligibility (including time of receipt) and acceptance of any change to or withdrawal of an election to tender options for amendment. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all withdrawals of or changes to an election to tender options for amendment, including those tendered on Notices of Change of Election that we determine are not in appropriate form or that we determine are unlawful to accept.

No Obligation to Give Notice of Defects. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Change of Election, and neither we nor any other person will incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity (including time of receipt) of any Notice of Change of Election. Our determination of these matters will be final and binding on all parties.

6. Acceptance of Elections to Amend; Grant of Amended Options.

Acceptance of Elections to Amend. Upon the terms and subject to the conditions of the Offer, on the day following the Expiration Time (or as soon as practicable thereafter), we plan to accept for amendment all options that have been properly tendered and not validly withdrawn before the Expiration Time. Once we amend an option, you will no longer have any rights with respect to the replaced option except for the right to receive the amended and restated option agreement in accordance with the terms and conditions of the Offer.

For purposes of the Offer, we will be deemed to have accepted options for amendment as of the time we give oral or written notice to the tendering optionees of our acceptance of the options for amendment. We may notify our optionees of the time of acceptance by press release or by e-mail. Subject to our rights to extend, terminate and amend the Offer, we currently plan to accept for amendment as soon as practicable after the Expiration Time all properly tendered options that are not validly withdrawn by that time.

Amendment of Options. Subject to the terms and conditions of the Offer, for each option that you tender for amendment and we accept, we will deliver to you an amended and restated option agreement on the Amendment Date. For example, if we accept options you properly tender for amendment by 5:00 p.m., Eastern time, on Thursday, December 29, 2005, the scheduled Expiration Time, we intend to deliver your amended and restated option agreement on or about December 30, 2005. If we extend the Offer, the Amendment Date will be correspondingly delayed. As promptly as practicable after the Expiration Time, we will issue to you an amended and restated option agreement with respect to each of your eligible options tendered for amendment, which agreement will amend and restate the agreement you currently hold for the eligible options and which will cover the same number of shares as were subject to your replaced options (or the unexercised portion thereof), provided that you have a Service Status on the Amendment Date. The terms of the amended option will be as described in Section 2 of this Offering Memorandum. We will also deliver an amended and restated option agreement covering your Grandfathered Options, which will be separated from your Amended Options but will have in all material respects the same terms and conditions as your Grandfathered Options have currently.

Additional Option Grants. Any additional option grant(s) to you after the Amendment Date will be made at the sole discretion of our board of directors. Your acceptance or rejection of the Offer will not impact whether or not you receive stock option grants in the future.

7. Conditions to the Offer; Waiver of Conditions.

Conditions to the Offer. Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for amendment. In addition, we may terminate or amend the Offer or postpone our acceptance and cancellation of any options tendered for amendment (in each case, subject to Rule 13e-4(f)(5) under the Exchange Act), if at any time after the commencement of the Offer and before the Expiration Time, we determine that any of the following events has occurred and that, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with the Offer or with the acceptance and cancellation of options properly tendered for amendment:

•	any litigation or proceeding by any governmental, regulatory or administrative agency or authority pending or threatened in writing to AirNet that

(a)	challenges the making of the Offer or the amendment of some or all of the eligible options or the issuance of amended and restated option agreements pursuant to the Offer; or

(b)	in our reasonable judgment, would materially and adversely affect our business, financial condition, assets, income, operations or prospects (including through the anticipated accounting consequences to us of the Offer) or materially impair the contemplated benefits to you of the Offer;

•	any action pending, threatened in writing to AirNet or taken, any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened in writing to AirNet, proposed, enacted, entered, amended, enforced or deemed to be applicable to the Offer or AirNet by any court or any authority, agency or tribunal that would, in our reasonable judgment:

(a)	make acceptance of the options tendered for amendment or the grant of amended and restated option agreements for some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer;

(b)	delay or restrict our ability, or render us unable, to accept options for amendment or deliver amended and restated option agreements for some or all of the tendered options;

(c)	materially impair the contemplated benefits to you of the Offer; or

(d)	materially and adversely affect our business, financial condition, assets, income, operations or prospects;

•	announcement of a merger or acquisition or the public disclosure of a tender or exchange offer for our common stock by another person or entity;

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange, quotation system or in the over-the-counter market in the United States;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•	the commencement of war or other national or international calamity directly or indirectly involving the United States, which would be reasonably expected to affect materially or adversely, the completion of the Offer; or

•	any adverse change in our business, financial condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is material to us or would materially impair the contemplated benefits to you of the Offer.

Waiver of Conditions. The conditions to the Offer are solely for our benefit. We may assert them at our discretion before the Expiration Time. We may waive one or more of these conditions at our discretion, in whole or in part, with respect to all options and optionees, at any time and from time to time before the Expiration Time, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any right will not be deemed a waiver of that or any other right, and the waiver of any right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding on all persons.

8. Source and Amount of Consideration.

For each option that we accept for amendment, the applicable optionee will be entitled to receive an amended and restated option agreement, subject to the terms of the Plan, on the Amendment Date, provided that the status of the optionee’s relationship as an employee of AirNet or a member of its board of directors continues on the Amendment Date. The exercise price of the amended option will be the same exercise price of each of the eligible options currently, which is either $0.10 or $1.10 depending on the grant date. As described in Section 2 of this Offering Memorandum, the amended options will be unexercisable until the occurrence of a “permissible distribution date” as permitted by Section 409A of the Code, which is one of the events described in this Offering Memorandum (death, disability, separation from service, unforeseeable financial circumstances, change in control and, if you so elect, a date certain). The terms of the amended options are described in more detail in Section 2 of this Offering Memorandum.

If we receive and accept elections to amend with respect to all eligible options held by all optionees eligible to participate in the Offer, subject to the terms and conditions of the Offer, we will amend options to purchase an aggregate of 791,560 shares of our common stock. The shares issuable upon exercise of the amended options would represent approximately 45.9% of the shares subject to all options outstanding as of November 30, 2005 under our stock option plan and approximately 5.9% of our common stock outstanding as of such date (assuming exercise of all eligible options).

The only consideration that an optionee will receive for a tendered option we accept for amendment pursuant to the Offer is the right to receive the amendment to the applicable option agreement, on the terms and subject to the conditions of the Offer.

9. Effect of a Change of Control Before the Amendment Date.

We currently expect the Offer to remain open for 20 business days, and that the Amendment Date will be on or about December 30, 2005. However, it is possible that we could enter into a merger or other acquisition agreement with another entity before the Amendment Date, although we have no plan to do so at this time. If we decided to not terminate the Offer as a result of entering into a merger or other acquisition agreement, any successor company to AirNet would be obligated to complete the Exchange Offer or to withdraw the Offer as our successor.

10. U.S. Federal Income Tax Consequences.

The following is a summary of the material U.S. federal income tax consequences of the amendment of options pursuant to the Offer. This summary does not purport to be a complete description of all federal, state and foreign tax consequences of the Offer, and is based on U.S. federal income tax law in effect as of the date of the Offer. Because the summary may not address all issues relevant to your personal circumstances or to the country in which you live and work, we receommend that you consult with your own tax and financial advisors to determine the tax and other financial consequences of the Offer that may be applicable to you.

Tax Consequences of Accepting the Offer. We believe that the amendment of Eligible Options pursuant to the terms of the Offer will not be treated as a taxable event for U.S. federal income tax purposes. This means that you should not be required to recognize taxable income at the time your options are tendered or accepted for amendment under the Offer. The Eligible Options are NSOs and the Amended Options will be NSOs.

We recommend that you consult with your own tax advisor to determine the tax consequences of the Offer applicable to your particular situation. You may be subject to tax other than U.S. federal income tax.

Tax Consequences Related to the Exercise of Eligible Options that Are Not Amended in the Offer. Because your options were issued with an exercise price lower than the Fair Market Value of the underlying shares at the time of grant and such options were not vested prior to January 1, 2005, such options are subject to Section 409A of the Code, a new provision of the Code enacted in October 2004. Section 409A of the Code generally provides you will recognize ordinary income at the time such options are no longer subject to a substantial risk of forfeiture (for example, when such options vest) equal to the difference between the Fair Market Value of the underlying shares at end of the year (or at the time of exercise, if the options are exercised before the end of the year) in which such substantial risk of forfeiture lapses and the exercise price. Such income will be subject to a 20% penalty, an interest charge and applicable withholding and employment taxes. In addition, subsequent increases of the Fair Market Value in the underlying shares will result in additional ordinary income for each year (or partial year) until the options are exercised. Such income will be subject to a 20% penalty, an interest charge and applicable withholding and employment taxes.

We will be entitled to a deduction equal to the amount of ordinary income recognized by you with respect to the options. Upon a subsequent sale of any of these shares received upon the exercise of an option in a taxable transaction, you generally will realize capital gain or loss, which will be either long-term or short-term, depending on whether you held the shares for more than a year before the sale, in an amount equal to the difference between your tax basis in the shares and the sales price. In general, your tax basis in the shares you acquire by exercising an option is equal to the Fair Market Value of the shares on the date of exercise.

Tax Consequences Related to Exercise of Eligible Options that are Amended in the Offer. We believe that when an option that has been amended as a result of accepting the Offer becomes exercisable, the amount by which the Fair Market Value of the underlying shares on the date the option becomes exercisable exceeds the exercise price will be taxed to you as ordinary income; however, such treatment is not clear from doubt. Such income also will be subject to applicable withholding and employment taxes. In addition, you will recognize additional income on the date of exercise in the amount (if any) by which the Fair Market Value of the underlying shares on the date of exercise exceeds the Fair Market Value of the underlying shares on the date the option became exercisable. Such income will be taxed as ordinary income and will be subject to applicable withholding and employment taxes.

Because your Eligible Options were issued with an exercise price lower than the Fair Market Value of the underlying shares at the time of grant and such options were not vested prior to January 1, 2005, such options are subject to Section 409A of the Code, a new provision of the Code enacted in October 2004. As discussed above under the heading “Tax Consequences Related to the Exercise of Eligible Options that are Not Amended in the Offer,” Section 409A of the Code generally provides you will recognize taxable income at the time such options vest and recognize additional income until such options are exercised. Such income would be taxable as ordinary income and would be subject to a 20% penalty, an interest charge and applicable withholding and employment taxes.

At this time there is very little guidance from the Treasury Department and the Internal Revenue Service how Section 409A of the Code applies to the options amended pursuant to the Offer. We believe that we have complied in good faith with the guidance issued to date by the Treasury Department and the Internal Revenue Service with respect to amending the options subject to the Offer to avoid the adverse tax consequences of Section 409A of the Code. Guidance issued after the date of this Offer or a determination by the Internal Revenue Service could provide that the amended options do not avoid such adverse tax consequences including the recognition of additional income for any increase in the Fair Market Value of the underlying shares until exercise of the options, a 20% penalty on any ordinary income recognized by you and an interest charge.

We will be entitled to a deduction equal to the amount of ordinary income recognized by you with respect to the amended options. Upon a subsequent sale of any of the shares received upon exercise of an amended option in a taxable transaction, you will realize capital gain or loss, which will be either long-term or short-term, depending on whether you held the shares for more than a year before the sale, in an amount equal to the difference between your tax basis in the shares and the sales price. In general, your tax basis in the shares you acquire by exercising an amended option is equal to the Fair Market Value of the shares on the date of exercise.

Other Tax Consequences. In addition to this Offering Memorandum, you should review the section of the applicable Plan and Plan summary discussing U.S. federal income tax consequences. We will provide a copy of either of the Plans and its Plan summary to any optionee free of charge, upon request to the Company.

This Offering Memorandum discusses only U.S. federal income tax consequences of the Offer. We recommend that you consult with your own tax advisor to determine the tax consequences of the Offer applicable to your particular situation. You may be subject to tax other than U.S. federal income tax. If you live and work in a foreign country, we recommend that you consult your own tax and financial advisors to determine the tax, social insurance and other financial consequences of the Offer applicable to your personal circumstances and the country in which you live and work.

11. Information About AirNet.

AirNet Communications Corporation is a leader in wireless base stations and other telecommunications equipment that allow service operators to cost-effectively and simultaneously offer high-speed wireless data and voice services to mobile subscribers. Our patented broadband, software-defined AdaptaCell® SuperCapacity™ adaptive array base station solution provides a high-capacity base station with a software upgrade path to high-speed data, utilizing ArrayComm, Inc.’s IntelliCell™ adaptive array algorithms. Our RapidCell™ base station provides government communications users with up to 96 voice and data channels in a compact, rapidly deployable design capable of processing multiple GSM protocols simultaneously. Our AirSite® Backhaul Free™ base station carries wireless voice and data signals back to the wireline network, eliminating the need for a physical backhaul link, thus reducing operating costs.

We incorporated in Delaware in 1996 as Overture Systems, Inc., and changed our name to AirNet Communications Corporation later that year. Our principal executive offices are located at 3950 Dow Road, Melbourne, Florida 32934, and our telephone number is (321) 984-1990. Our Web site is located at www.airnetcom.com. The information on our Web site is not part of this Offering Memorandum.

12. Financial Information.

Financial Information. The following table sets forth selected consolidated financial operating data for AirNet. The information presented below should be read together with our consolidated financial statements and the notes related thereto as well as the sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We have presented the following data in thousands, except per share data.

More complete financial information is available in our public filings with the SEC, as described below in Section 19 of this Offering Memorandum.

	(In thousands, except share and per share amounts)
	Unaudited Nine Months ended September 30, 2005	Year ended December 31,
		2003	2004
		(As Restated)
STATEMENT OF OPERATIONS DATA:
Net revenues	$15,830	$15,785	$20,600
Cost of revenues	9,779	11,145	14,600
Write-down of excess and obsolete inventory	511	384	200

Gross profit	5,540	4,256	5,800

Operating expenses
Research and development	8,728	9,208	12,304
Sales and marketing	2,347	2,584	3,056
General and administrative	6,454	6,405	9,370

Total operating expenses	17,529	18,197	24,730

Loss from operations	(11,989)	(13,940)	(18,930)
Amortization expense on discount of convertible debt	(127)	(4)	(6,027)
Interest charged on convertible debt	(893)	(429)	(1,325)
Other income (expense), net	155	(63)	93

Net loss	(12,854)	(14,437)	(26,189)
Conversion inducement (non-cash)	—	(7,895)	—

Net loss attributable to common stockholders	$(12,854)	$(22,332)	$(26,189)

Net loss per share attributable to common stockholders—basic and diluted	$(1.03)	$(6.71)	$(3.77)

Weighted average shares outstanding used in calculating basic and diluted loss per share	12,491,688	3,330,457	6,937,749

CASH FLOW DATA:
Net cash used in operating activities	$(1,381)	$(7,170)	$(8,730)
Net cash used in investing activities	(481)	(218)	(453)
Net cash provided by financing activities	1,010	9,243	10,079

BALANCE SHEET DATA:
Cash and cash equivalents	$5,105	$5,060	$5,957
Working capital	11,607	13,313	15,908
Total assets	23,458	30,057	28,989
Long-term obligations	2,014	695	994
Total stockholders’ equity	14,541	20,560	20,858
Book value per share (a)	1.15	4.22	1.67

(a)	Book value per share is computed by dividing stockholders’ equity by the number of shares of common stock outstanding at the end of the period presented.

Ratio of Earnings to Fixed Charges. Our ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For each of the fiscal years ended December 31, 2003 and 2004 and the nine months ended September 30, 2005, earnings were inadequate to cover our combined fixed charges. For purposes of computing these ratios, earnings represents net income (loss) before income taxes plus fixed charges. Fixed charges represent interest expense, capitalized interest, amortization of deferred financing costs, and such portion of rental expense deemed representative of the interest factor. The denominator is increased for preferred stock dividend requirements, if any, which represent the amount of pre-tax earnings required to cover such dividend requirements. For the years ended December 31, 2003 and 2004 and the nine months ended September 30, 2005, earnings were not sufficient to cover fixed charges by $0.62 million, $7.38 million and $1.02 million, respectively.

13. Price Range of Common Stock; Dividends; Prior Public Offerings.

Price Range of Common Stock. The common stock underlying the options is quoted on the Nasdaq National Market under the symbol “ANCC”. The following table shows the high and low sales prices of our common stock for the periods indicated, as reported on Nasdaq. Share prices have been adjusted to reflect the 1-for-10 share reverse stock split effected on December 9, 2004.

	High	Low
2005
Fourth Quarter (through November 28, 2005)	$1.44	$1.05
Third Quarter	1.75	1.31
Second Quarter	1.77	0.97
First Quarter	2.87	1.03
2004
Fourth Quarter	4.20	2.44
Third Quarter	6.60	2.40
Second Quarter	15.00	6.30
First Quarter	21.60	8.90
2003
Fourth Quarter	13.00	8.00
Third Quarter	16.30	7.40
Second Quarter	13.70	2.90
First Quarter	6.20	3.10

As of November 28, 2005, the last reported sales price of our common stock on Nasdaq was $1.10 per share. In addition to the other information you should consider in deciding whether to tender for amendment or to hold your options, you should obtain current market quotes for our common stock.

Dividends. We have never paid cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business and therefore do not anticipate paying any cash dividends in the foreseeable future.

14. Interests of Directors and Officers; Transactions in the Options; Agreements Involving the Options.

Interests of Directors and Officers. A list of our directors and executive officers is attached to this Offering Memorandum as Exhibit A. Our current executive officers and directors are eligible to participate in the Offer. We understand that most of our executive officers and directors have not yet decided whether they will tender their eligible options for amendment in the Offer.

The following table sets forth the beneficial ownership of each of our directors and executive officers under the Plan outstanding as of November 30, 2005. The percentages below are based upon the total number of outstanding options, whether the options are eligible for exchange or not. Executive officers and directors are eligible to participate in the Offer.

Name	Position	Number of Options Beneficially Owned (Total / Eligible)	Percentage of Options Outstanding
Glenn A. Ehley	President, Chief Executive Officer and Director	1,120,844 /544,155	31.6%
Joseph F. Gerrity	Vice President of Finance, Chief Financial Officer and Treasurer	60,760 / 27,500	1.6%
Stuart P. Dawley	Vice President, General Counsel, Investor Relations Officer and Secretary	60,850 / 27,500	1.6%
Patricio X. Muirragui	Vice President, Customer Care	27,000 / 12,500	*
Thomas R. Schmutz	Vice President of Engineering	63,261 / 27,500	1.6%
Terry L. Williams	Chief Technical Officer	33,631 / 0	0%
Dr. George M. Calhoun	Chairman of Board of Directors	11,000 / 5,833	*
Gerald Y. Hattori	Director	10,000 / 5,833	*
Darrell L. Maynard	Director	11,000 / 5,833	*
Daniel A. Saginario	Director	10,000 / 8,055	*
Ronald W. White	Director	10,000 / 8,611	*

*	Indicates less than 1%.

Transactions in the Options. In the 60 days before and including November 30, 2005, neither we, nor to the best of our knowledge, any of our executive officers or directors, engaged in any transactions involving options to purchase our common stock, except that Terry Williams exercised options to purchase 27,500 shares of our common stock at an exercise price of $0.10 per share, and sold the underlying shares, on November 22, 2005.

Agreements Involving the Options. We have entered into a stock option agreement with each optionee who was granted an option under the Plan. In addition, we have provided for the grant of options, as a condition to the acceptance of employment or subject to the fulfillment of conditions, in offer letters and employment agreements with employees.

Except as described above, there are no agreements, arrangements or understandings between us or our directors or officers and any other person with respect to options to purchase our common stock.

15. Status of Options Amended by AirNet in the Offer; Effect on Size of Available Option Pool.

Status of Options Amended in the Offer. We will deliver an amended and restated option agreement with respect to the options properly tendered for amendment in the Offer and accepted by us. Because the number of shares subject to the amended options will not change in comparison to the shares subject to the options being amended, there will be no change to the total number of shares of common stock reserved for issuance under the Plan or the number of shares available for future grant under the Plan.

16. Legal Matters; Regulatory Approvals.

Legal Matters. If we are prohibited by applicable laws or regulations from executing and delivering amended and restated option agreements on or before the Amendment Date, we will not amend the eligible options. Although we are currently unaware of and do not anticipate any such prohibition, such a prohibition could result from future changes in SEC rules, regulations or policies or Nasdaq listing requirements. We will make all reasonable efforts to effect the transactions contemplated by the Offer, however, and expect to complete the Offer on the terms described in this Offering Memorandum. If the amendment of tendered options is prohibited, however, we will not grant you any amended or replacement options.

Regulatory Approvals. We are not aware of any material license or regulatory permit for our business that would be adversely affected by, or of any approval or other action by any domestic or foreign governmental, administrative or regulatory authority or agency that would be required for, our acceptance and amendment of options as contemplated by the Offer. Should any such approval or other action be required or advisable, we presently contemplate that we would seek to obtain the approval or take the action. If we are unable to do so on acceptable terms, adverse consequences to our business or the Offer could result.

Our obligation under the Offer to accept tendered options for amendment is subject to the terms and conditions of the Offer.

17. Extension of Offer; Termination; Amendment; Notification.

Right to Extend, Terminate, Delay. We expressly reserve the right, in our sole discretion, at any time and from time to time before the Expiration Time, and regardless of whether we have deemed any event listed in Section 7 to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance of any options tendered for amendment, by giving oral or written notice of such extension to our eligible optionees or making a public announcement of such extension. We also expressly reserve the right, in our reasonable judgment, at any time before the Expiration Time, to terminate the Offer or to postpone our acceptance of any elections to tender options for amendment, upon the occurrence of any event listed in Section 7 (Conditions to the Offer; Waiver of Conditions), by giving oral or written notice of such termination or postponement to our eligible optionees or by making a public announcement of such termination or postponement. Our reservation of the right to delay our acceptance of options tendered for amendment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the compensation offered or return the options tendered promptly after termination or withdrawal of a tender offer.

Right to Amend. Subject to applicable law, we further reserve the right, in our sole discretion, at any time and from time to time before the Expiration Time, and regardless of whether we have deemed any event listed in Section 7 to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the compensation offered in the Offer to eligible optionees, by changing the terms of the amended options, or by decreasing or increasing the number of options we seek to amend in the Offer), by making public announcement of the amendment.

If we materially change the terms of the Offer or the informational materials concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

Notification. If we decide to extend the Offer, we will notify you of the extension no later than 9:00 a.m., Eastern time, on the business day after the previously scheduled Expiration Time. We will disseminate promptly to our optionees any public announcement we make in connection with the Offer, in a manner reasonably designed to inform them of the change.

If we take any of the following actions, we will publish notice or otherwise inform you in writing of the action:

•	we change the compensation to be offered for options tendered for amendment;

•	we decrease the number of options eligible to be tendered for amendment in the Offer; or

•	we increase the number of options eligible to be tendered for amendment in the Offer by an amount that exceeds 2% of the shares issuable upon the exercise of options eligible for tender immediately before the increase.

If the Offer is scheduled to expire at any time before the tenth business day after, and including, the date that we first give notice of such an increase or decrease, we will extend the Offer to a date that is at least 10 business days following the notice. We will also notify you of any other material change in the information contained in this Offering Memorandum.

For purposes of the Offer, a “business day” is any day other than Saturday, Sunday or a federal holiday.

18. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to the Offer.

19. Additional Information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC.

Our SEC filings are available to the public over the Internet at the SEC’s Web site at http://www.sec.gov.

The SEC’s Web site contains reports, proxy statements and other information regarding issuers, such as AirNet, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

You may also obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

The SEC allows us to “incorporate by reference” into this Offering Memorandum the information we have filed with the SEC, which is considered to be a part of this Offering Memorandum. We incorporate by reference the following documents:

•	Our annual report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 28, 2005;

•	Our quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005, filed with the SEC on May 13, 2005, August 10, 2005 and November 14, 2005, respectively;

•	The description of our Common Stock, par value $.001 per share, contained in our Registration Statement on Form 8-A filed with the SEC on November 19, 1999 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

The information contained in any such filing will be deemed to be a part of this Offering Memorandum as of the date on which the document is filed, except that any older information that has been modified or superseded by a later filing described above will not be deemed to be part of this Offering Memorandum. If you find inconsistencies between any of these documents, or between an SEC document and this Offering Memorandum, you should rely on the statements made in the most recent document.

Upon request, we will provide you with a copy of the SEC filings that have been incorporated by reference in this Offering Memorandum. You may request a copy of these filings, free of charge, by contacting:

Stuart P. Dawley

Vice President, General Counsel and Secretary

AirNet Communications Corporation

3950 Dow Road

Melbourne, FL 32934

Phone: (321) 984-1990

The information contained in this Offering Memorandum should be read together with the information contained in these SEC documents to which we have referred you.

20. Miscellaneous.

Forward-Looking Statements. This Offering Memorandum, the accompanying documents and the SEC filings listed above contain forward-looking statements, which provide our current expectations or forecasts of future events. We use words such as “anticipates,” “believes,” “expects,” “future” and “intends,” and similar expressions, to identify forward-looking statements, but the absence of these words does not mean that the statement is not forward-looking. Forward-looking statements include statements about our plans, objectives, expectations and intentions and other statements that are not historical facts. They are subject to known and unknown risks and uncertainties and inaccurate assumptions that could cause our actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described in the section entitled “Risk Factors Relating To The Offer” in this Offering Memorandum.

Compliance With Applicable Law. We are not aware of any jurisdiction in which the making of the Offer does not comply with applicable law. If we become aware of any jurisdiction in which the making of the Offer does not comply with applicable law, we will make a good-faith effort to comply with such law. If, after our good-faith effort, we cannot comply with applicable law, we will not make the Offer to, and we will not accept tenders for amendment from or on behalf of, the optionees residing in that jurisdiction.

No Recommendation; Unauthorized Representations. We have not authorized any person to make any recommendation on our behalf as to whether you should tender, or refrain from tendering, your options for amendment pursuant to the Offer. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offering Memorandum and the accompanying forms. You should rely only on the information contained in this Offering Memorandum, the accompanying forms and the SEC filings to which we have referred you, and you should not rely on any recommendation or any representation or information from any other source as having been authorized by us.

Schedule A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF

AIRNET COMMUNICATIONS CORPORATION

Name	Position and Offices Held
Glenn A. Ehley	President, Chief Executive Officer and Director
Joseph F. Gerrity	Vice President of Finance, Chief Financial Officer and Treasurer
Stuart P. Dawley	Vice President, General Counsel, Investor Relations Officer and Secretary
Patricio X. Muirragui	Vice President, Customer Care
Thomas R. Schmutz	Vice President of Engineering
Terry L. Williams	Chief Technical Officer
Dr. George M. Calhoun	Chairman of the Board of Directors
Gerald Y. Hattori	Director
Darrell L. Maynard	Director
Daniel A. Saginario	Director
Ronald W. White	Director